UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 3, 2011

ZORAN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-27246	94-2794449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1390 Kifer Road

Sunnyvale, California 94086-5305

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 523-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 8, 2011, Zoran Corporation (the “Company”) issued a press release confirming that on March 3, 2011, Ramius Value and Opportunity Master Fund Ltd (“Ramius”) had delivered the requisite consents to elect three new independent directors to the Company’s Board of Directors in substitution for three of the Company’s current independent Board members. Chairman Uzia Galil and board members James D. Meindl and Philip M. Young, the three longest-serving Board members, have been replaced Jon S. Castor, Dale Fuller and Jeffrey C. Smith.

None of Messrs Caster, Fuller or Smith has yet been appointed to any Board committees. In accordance with the Company’s corporate governance guidelines, each newly appointed director received 30,000 options with a strike price of $11.03 per share, the closing price of the Company’s common stock on March 3, 2011, that will vest in four years in equal installments from the date of issuance. We are not aware of any arrangement or understanding between the new directors and any other persons, pursuant to which such directors were selected as a director. There have been no transactions since the beginning of the Company’s registrant’s last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 3, 2011, Ramius delivered the requisite number of consents to amend the Company’s Bylaws as set forth below:

Any provision of the Company’s Bylaws in effect on March 3, 2011, including any amendments thereto, which were not included in the Company’s Bylaws that became effective on April 22, 2009, was repealed. No amendment to the Company’s Bylaws were made after April 22, 2009, and, therefore, no provision was repealed.

Article IV, Section 19 of the Company’s Bylaws were amended to add the following to the end thereof: “Stockholders shall have the exclusive ability to fill any vacancies resulting from the removal of any Director(s) by the stockholders.”

Item 5.07.	Submission of Matters to a Vote of Security Holders

On March 3, 2011, Ramius delivered to the Company the requisite number of written consents to effect the its proposals identified below. Under Delaware law, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the corporate action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such corporate action at a meeting at which all shares entitled to vote thereon were present and voted, i.e., a majority of the outstanding voting power.

In addition to the amendments to the Company’s Bylaws described in Item 5.03 above, Ramius also delivered to the Company the requisite number of written consents to remove Uzia Galil, James D. Meindl and Philip M. Young from the Company’s Board of Directors and to elect Jon S. Castor, Dale Fuller and Jeffrey C. Smith to the Company’s Board of Directors. Brokers did not have discretionary voting authority on any of the proposals and, as a result, there could be no broker non-votes.

	Consent	Does Not Consent	Abstain
Proposal 1: Repeal any provision of the Bylaws in effect at the time the proposal becomes effective, including any amendments thereto, which were not included in the Bylaws that became effective on April 22, 2009, and were filed with the SEC on April 23, 2009.	29,238,997	2,696,858	266,365

Proposal 2: Remove without cause the six independent members of the Board:
Raymond A. Burgess	14,107,714	11,345,725	5,404,782
Uzia Galil	28,942,966	11,345,725	552,961
James D. Meindl	26,746,614	4,021,624	1,433,982
James B. Owens, Jr.	14,106,632	11,346,884	5,404,736
Arthur B. Stabenow	14,103,666	11,346,906	5,407,680
Philip M. Young	26,774,677	3,989,149	1,438,394

Proposal 3: Amend Article IV, Section 19 of the Bylaws, as set forth on Schedule III to the Ramius Consent Solicitation, to provide that any vacancies on the Board resulting from the removal of directors by the Company’s stockholders shall be filled exclusively by the stockholders of the Company.	29,238,227	2,694,676	264,431

Proposal 4: Elect the nominees of the Ramius Group to serve as directors of Zoran:
Jon S. Castor	29,238,227	2,696,664	267,329
Dale Fuller	27,071,367	3,982,383	1,148,470
Thomas Lacey	13,840,625	11,340,642	5,676,985
Jeffrey McCreary	13,840,332	11,340,529	5,677,391
Jeffrey C. Smith	27,066,121	3,985,115	1,150,984
Edward Terino	13,838,794	11,342,473	5,676,985

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZORAN CORPORATION

By:	/s/ Karl Schneider
	Name:	Karl Schneider
	Title:	Senior Vice President of Finance and Chief Financial Officer

Date: March 9, 2011

4